UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2011

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast

Suite 800

Bellevue, WA 98004

(Address of Principal Executive Offices, including Zip Code)

(425) 957-6200

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth below under Item 5.02 is incorporated by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Chief Executive Officer and Director

On August 21, 2011, Motricity, Inc. (the “Company”) and Ryan Wuerch, the Chief Executive Officer of the Company, mutually agreed, effective August 20, 2011, to terminate Mr. Wuerch’s employment with the Company and terminate his Amended and Restated Executive Employment Agreement dated January 19, 2010 (the “Employment Agreement”). Pursuant to the terms of Mr. Wuerch’s Employment Agreement, such termination also effected the immediate resignation of Mr. Wuerch from the Board of Directors of the Company and from all his positions as an officer of the Company. Mr. Wuerch did not serve on any of the committees of the Company’s Board of Directors.

In connection with Mr. Wuerch’s termination, the Company entered into a Release Agreement on August 21, 2011 (the “Wuerch Release Agreement”) with Ryan Wuerch, effective August 20, 2011, setting forth the terms of Mr. Wuerch’s mutually agreed upon termination. Pursuant to the Wuerch Release Agreement, Mr. Wuerch agreed to unilaterally release the Company from all claims arising out of his employment with the Company or the cessation thereof (other than claims arising pursuant to the Wuerch Release Agreement). In consideration for such release and in accordance with the terms of the Employment Agreement, the Company agreed to pay Mr. Wuerch severance in the gross amount of $450,000. Pursuant to the terms of Mr. Wuerch’s Non-Qualified Stock Option Agreement, dated March 26, 2010, an option with respect to 125,000 additional shares of the Company’s common stock vested and became exercisable effective upon Mr. Wuerch’s termination. The options have an exercise price of $20.40 per share and remain exercisable for 90 days from the termination after which time they expire. Furthermore, in accordance with the terms of a Restricted Stock Grant Agreement, dated January 1, 2008, 17,200 of Mr. Wuerch’s restricted shares of the Company’s common stock vested and became non-forfeitable as of the effective date of Mr. Wuerch’s termination. Following his termination, Mr. Wuerch remains subject to certain non-disclosure and non-solicitation covenants with the non-solicitation obligations continuing for two years from the date of termination. If there is a breach of the Wuerch Release Agreement by Mr. Wuerch, among other things, the Company is not obligated to make any more payments under the agreement.

Appointment of Interim Chief Executive Officer

On August 20, 2011, the Board of Directors of the Company appointed James R. Smith, Jr., its President and Chief Operating Officer, to the position of interim Chief Executive Officer. Mr. Smith, age 44, has served as President and Chief Operating Officer of the Company since January 2009. Previously, from 2001 to 2008, Mr. Smith served as vice president and business unit general manager at Avaya, Inc. a communications systems company. Before Avaya, from 1999 to 2001, Mr. Smith was chief operating officer and co-founder of Vector Development, an e-commerce operating company. Earlier in his career, from 1989 to 1999, Mr. Smith held multiple positions with Accenture, most recently as an associate partner.

In connection with his appointment as the Company’s interim Chief Executive Officer, on August 21, 2011, the Company and James R. Smith, Jr. entered into a Third Amendment to Letter Agreement (the “Smith Amendment”) to the Offer Letter Agreement, dated January 8, 2009, as amended by the First Amendment thereto dated May 19, 2010 and Second Amendment thereto dated April 19, 2010. The Smith Amendment changes Mr. Smith’s position to interim Chief Executive Officer of the Company, removes his right to a completion bonus upon a sale of the Company and provides for a broader definition of “Good Reason” in the event of termination.

The foregoing description of the terms of the Wuerch Release Agreement and Smith Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

A copy of the Company’s press release, dated August 22, 2011, related to the matters discussed under Item 5.02, is furnished herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Release Agreement between Motricity, Inc. and Ryan K. Wuerch, dated August 21, 2011.

10.2	Third Amendment to Letter Agreement between Motricity, Inc. and James R. Smith, Jr., dated August 21, 2011.

99.1	Press Release, dated August 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

August 22, 2011	By:	/s/ James R. Smith, Jr.
(Date)		James R. Smith, Jr. Interim Chief Executive Officer